Exhibit 99.1

MOTHERS WORK, INC.

CONTACT:	Edward M. Krell Executive Vice President- Chief Financial Officer (215) 873-2220

For Immediate Release

MOTHERS WORK REPORTS DECEMBER 2003 SALES

Philadelphia, PA, January 8, 2004 — Mothers Work, Inc. (Nasdaq: MWRK), the world’s leading maternity apparel retailer, today announced that net sales for the month of December 2003 increased 1.6% to $48.2 million from $47.4 million reported for the month of December 2002.  Comparable store sales for December 2003 decreased 5.4% (based on 872 locations) versus a comparable store sales increase of 3.4% (based on 838 locations) for the December 2002 period.  During December 2003, the Company opened 2 locations and closed 1 location, ending the month with 1,027 locations compared to 935 at December 2002.  The December 2002 comparable store sales increase of 3.4% would have been approximately 3 percentage points higher if there had not been one less Saturday in December 2002 (four Saturdays) compared to December 2001 (five Saturdays).

Net sales increased 4.2% to $131.7 million for the first quarter of fiscal 2004 ended December 31, 2003, from $126.3 million for the same period of the preceding year.  Comparable store sales decreased 5.0% during the first quarter of fiscal 2004 (based on 845 locations) versus a comparable store sales increase of 5.1% during the first quarter of fiscal 2003 (based on 746 locations).  For the quarter ended December 31, 2003, the Company opened 27 new locations and closed 6 locations, including 3 iMaternity stores closed during the quarter in connection with the consolidation of the acquired store chain.

Rebecca Matthias, President and Chief Operating Officer of Mothers Work, noted, “Our sales for the month of December were weaker than planned, but we did see some improvement in sales in the latter part of the month.  Although we cannot quantify the impact of all of the following factors, we believe that our sales for the month were hurt by winter storms in the Northeast and mid-Atlantic regions during the first half of the month, as well as certain weaknesses in our product line, the continued difficult retail environment, some cannibalization impact on our existing stores by our new stores opened in the same geographic markets, and, perhaps, the effect of increased competition in the maternity apparel market both from new and existing competitors.

“We continue to work aggressively to improve our sales, to strive for continued gross margin improvements, to carefully monitor inventory levels and to control expenses.  Based on our continued efforts with respect to gross margin improvement and expense control, we project first quarter diluted earnings per share in the range of $0.35 to $0.40 per share, which is within our previous guidance range of $0.35 to $0.45 per share, despite our somewhat lower than planned sales for the quarter.  We will report our results for our first quarter on January 27, 2004, at which time we will provide additional information related to our results for the first quarter and our future financial guidance, and will host an investor conference call.”

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.”  Mothers Work operates 1,027 retail locations, including 870 stores and 157 leased departments, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, and Mimi Maternity® and sells on the web through its maternitymall.com and brand-specific websites.

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including expected results of operations, involve risks and uncertainties, and are subject to change based on various important factors.  The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, war or acts of terrorism, and other factors set forth in the Company’s periodic filings and registration statements filed with the Securities and Exchange Commission, or in materials incorporated therein by reference.